Exhibit 10.2

Material Sciences Corporation

2005 Long Term Incentive Plan

Award Agreement for Fiscal Year 2006

To:                     :

1. Award. The Compensation, Organization and Corporate Governance Committee (the “Committee”) of the Board of Directors has selected you as a Participant in the Fiscal Year 2006 award under the Material Sciences Corporation 2005 Long Term Incentive Plan and has set the aggregate amount of your Award for the Award Term commencing March 1, 2005 and ending February 29, 2008, including the amounts payable for the two Award Cycles (March 1, 2005 through February 28, 2006 [Cycle 1] and March 1, 2006 through February 28, 2007 [Cycle 2]) that are part of the Award Term. The Payment Value of your Award for the Award Term is [insert dollar amount of Award]. Your actual Payout may be more than the Payment Value if the Above Target Performance Goal is achieved for the Award Term. The Payout for the Award Term and each Award Cycle is a percentage of the Payout Amount as set forth in the “Percent of Payment Value Earned” column in paragraphs 3 and 4 below.

2. Definitions and Terms. Except as otherwise provided in this Agreement, the definitions set forth in the Plan shall apply for purposes of this Agreement.

3. Performance Measure, Performance Goals and Potential Payouts for the Award Term. The following chart describes the Plan’s Performance Measure, Performance Goal percentages and the multiple applied to the Payment Value for the achievement of varying levels of the Performance Goals for the Award Term. Performance will be interpolated between Performance Goal levels for the Award Term. Upon achievement of the Performance Goals, you will be entitled to receive a percentage of the Payment Value (as set forth below), as reduced by any previous payments made with respect to the two Award Cycles described in paragraph 4.

Award Term (March 1, 2005 - February 29, 2008)

Performance Measure	Performance Goal		Percent of Payment Value Earned
Cumulative EBITDA of $(XX) million for Award Term Period as determined by the Compensation Committee	Threshold	90%	75%
	Target	100%	100%
	Above Target	110%	125%
	Above Target	120%	150%

4. Performance Measures, Performance Goals and Potential Payouts for the Two Award Cycles. Performance Measures have been established by the Committee for each of the two Award Cycles. A Payout shall be made for an Award Cycle only if the Performance Goal is achieved for such Award Cycle.

Award Cycle	Performance Measure	Performance Goal		Percent of Payment Value Earned
1	$(XX) million EBITDA for the first Award Cycle Period as determined by the Compensation Committee	Target	100%	25%

2	$(XX) million EBITDA for the second Award Cycle Period as determined by the Compensation Committee	Target	100%	25%

MATERIAL SCIENCES CORPORATION

By:
Name:
Title:

I hereby acknowledge receipt of this Agreement and understand that it is governed by the Plan referred to above, as amended, a copy of which has been given to me with this Agreement or has previously been provided. I acknowledge that I am aware of the provisions contained in this document and in the Plan and understand that the Committee or the Board of Directors may terminate or amend the Plan. I further acknowledge that the Agreement hereby made to me does not, under any circumstances, create any right for me to receive any grant in the future.

PARTICIPANT:

Name:

Mailing Address: